                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: OCTOBER 31, 2001

                            DEVON ENERGY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)


         DELAWARE                           000-30176                           73-1567067
(State or Other Jurisdiction of     (Commission File Number)                 (I.R.S. Employer
Incorporation or Organization)                                             Identification Number)


20 NORTH BROADWAY, SUITE 1500
OKLAHOMA CITY, OKLAHOMA                                                 73102
(Address of Principal Executive Offices)                              (Zip Code)


       Registrant's telephone number, including area code: (405) 235-3611

         ITEM 5. Other Events and Regulation FD Disclosure

         Included herein are the consolidated financial statements and notes thereto of Devon Energy Corporation as of September 30, 2001 and for the three-month and nine-month periods ended September 30, 2001 and 2000. These consolidated financial statements and notes thereto have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in Devon's 2000 Annual Report on Form 10-K.

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    SEPTEMBER 30,      DECEMBER 31,
                                                                                         2001              2000
                                                                                    -------------      ------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
    Cash and cash equivalents                                                        $    239,265           228,050
    Accounts receivable                                                                   491,099           615,463
    Inventories                                                                            42,618            47,272
    Deferred income taxes                                                                   8,979             8,979
    Investments and other current assets                                                   37,941            34,373
                                                                                     ------------      ------------
        Total current assets                                                              819,902           934,137
                                                                                     ------------      ------------
Property and equipment, at cost, based on the full cost method of accounting for oil and gas properties ($453,667 and $315,260 excluded from
  amortization in 2001 and 2000, respectively)                                         11,131,091         9,709,352
    Less accumulated depreciation, depletion and amortization                           5,387,568         4,799,816
                                                                                     ------------      ------------
                                                                                        5,743,523         4,909,536
Investment in ChevronTexaco Corporation common stock, at fair value                       601,083           598,867
Goodwill, net of amortization                                                             269,305           289,489
Fair value of derivative instruments                                                      151,415                --
Other assets                                                                              147,262           128,449
                                                                                     ------------      ------------
        Total assets                                                                 $  7,732,490         6,860,478
                                                                                     ============      ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable:
        Trade                                                                             337,577           305,210
        Revenues and royalties due to others                                              115,131           151,951
    Income taxes payable                                                                   17,402            65,674
    Accrued interest payable                                                               32,269            23,191
    Merger related expenses payable                                                        11,602            36,981
    Accrued expenses and other current liabilities                                         47,817            45,980
                                                                                     ------------      ------------
        Total current liabilities                                                         561,798           628,987
                                                                                     ------------      ------------
Other liabilities                                                                         162,318           164,469
Debentures exchangeable into shares of ChevronTexaco
  Corporation common stock                                                                645,461           760,313
Other long-term debt                                                                    1,339,316         1,288,523
Deferred revenue                                                                           65,330           113,756
Deferred income taxes                                                                   1,112,822           626,826
Fair value of derivative instruments                                                       76,440                --
Stockholders' equity:
    Preferred stock of $1.00 par value ($100 liquidation value)
        Authorized 4,500,000 shares; issued 1,500,000 in 2001 and 2000                      1,500             1,500
    Common stock of $.10 par value
        Authorized 400,000,000 shares; issued 129,768,000 in 2001 and
          128,638,000 in 2000                                                              12,977            12,864
    Additional paid-in capital                                                          3,594,814         3,563,994
    Retained earnings (accumulated deficit)                                               380,049          (214,708)
    Accumulated other comprehensive loss                                                  (29,542)          (85,397)
    Unamortized restricted stock awards                                                      (406)             (649)
    Treasury stock, at cost; 3,754,000 shares in 2001                                    (190,387)               --
                                                                                     ------------      ------------
        Total stockholders' equity                                                      3,769,005         3,277,604
                                                                                     ------------      ------------
        Total liabilities and stockholders' equity                                   $  7,732,490         6,860,478
                                                                                     ============      ============

See accompanying notes to consolidated financial statements.

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                 THREE MONTHS ENDED           NINE MONTHS ENDED
                                                                                    SEPTEMBER 30,                SEPTEMBER 30,
                                                                              -------------------------    ------------------------
                                                                                 2001           2000          2001          2000
                                                                              ----------     ----------    ----------    ----------
                                                                                                    (UNAUDITED)
REVENUES
    Oil sales                                                                 $  234,116        267,430       722,672       812,365
    Gas sales                                                                    306,808        392,588     1,474,986       960,865
    Natural gas liquids sales                                                     30,445         35,457        94,746       106,373
    Other                                                                         15,346         29,666        43,060        54,438
                                                                              ----------     ----------    ----------    ----------
            Total revenues                                                       586,715        725,141     2,335,464     1,934,041
                                                                              ----------     ----------    ----------    ----------

COSTS AND EXPENSES
    Lease operating expenses                                                     124,781        108,902       362,884       326,709
    Transportation costs                                                          16,113         13,907        51,936        38,652
    Production taxes                                                              20,967         27,773        95,025        69,644
    Depreciation, depletion and amortization of property and equipment           205,345        170,151       572,939       507,654
    Amortization of goodwill                                                       8,461         10,364        25,384        31,057
    General and administrative expenses                                           26,977         25,304        73,867        74,177
    Expenses related to prior merger                                                  --         57,233            --        57,233
    Interest expense                                                              35,885         40,445       104,825       121,396
    Deferred effect of changes in foreign currency exchange
        rate on subsidiary's long-term debt                                           --             --            --         2,408
    Change in fair value of derivative instruments                                (2,738)            --         3,844            --
    Reduction of carrying value of oil and gas properties                         10,911             --        87,853            --
                                                                              ----------     ----------    ----------    ----------
            Total costs and expenses                                             446,702        454,079     1,378,557     1,228,930
                                                                              ----------     ----------    ----------    ----------

Earnings before income tax expense and cumulative effect of change in
    accounting principle                                                         140,013        271,062       956,907       705,111

INCOME TAX EXPENSE (BENEFIT)
    Current                                                                      (25,679)        50,403       117,213       122,908
    Deferred                                                                      80,960         55,747       267,757       158,770
                                                                              ----------     ----------    ----------    ----------
            Total income tax expense                                              55,281        106,150       384,970       281,678
                                                                              ----------     ----------    ----------    ----------

Earnings before cumulative effect of change in accounting principle               84,732        164,912       571,937       423,433
Cumulative effect of change in accounting principle, net of income tax
    expense of $31,617                                                                --             --        49,452            --
                                                                              ----------     ----------    ----------    ----------

Net earnings                                                                      84,732        164,912       621,389       423,433
Preferred stock dividends                                                          2,433          2,433         7,301         7,301
                                                                              ----------     ----------    ----------    ----------

Net earnings applicable to common stockholders                                $   82,299        162,479       614,088       416,132
                                                                              ==========     ==========    ==========    ==========

Net earnings before cumulative effect of change in accounting principle per average common share outstanding:
        Basic                                                                 $     0.65           1.27          4.40          3.27
                                                                              ==========     ==========    ==========    ==========
        Diluted                                                               $     0.64           1.22          4.26          3.20
                                                                              ==========     ==========    ==========    ==========

Net earnings per average common share outstanding:
        Basic                                                                 $     0.65           1.27          4.79          3.27
                                                                              ==========     ==========    ==========    ==========
        Diluted                                                               $     0.64           1.22          4.63          3.20
                                                                              ==========     ==========    ==========    ==========

Weighted average common shares outstanding-basic                                 126,335        127,857       128,274       127,065
                                                                              ==========     ==========    ==========    ==========
Weighted average common shares outstanding-diluted                               131,573        134,394       133,982       130,628
                                                                              ==========     ==========    ==========    ==========

See accompanying notes to consolidated financial statements.

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS
                                 (IN THOUSANDS)


                                                                             THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                                SEPTEMBER 30,                  SEPTEMBER 30,
                                                                          -------------------------     -------------------------
                                                                             2001           2000           2001           2000
                                                                          ----------     ----------     ----------     ----------
                                                                                                (UNAUDITED)

Net earnings                                                              $   84,732        164,912        621,389        423,433

Other comprehensive earnings (loss):
    Foreign currency translation adjustments                                 (17,068)        (6,462)       (20,820)       (12,237)
    Cumulative effect of change in accounting principle                           --             --        (36,579)            --
    Reclassification adjustment for derivative (gains) losses
        reclassified into oil and gas sales                                   (8,285)            --          6,678             --
    Change in fair value of outstanding hedging positions                     64,001             --        105,224             --
    Unrealized losses on marketable securities, net of tax benefit           (24,877)        (1,288)         1,352         (7,330)
                                                                          ----------     ----------     ----------     ----------

Comprehensive earnings                                                    $   98,503        157,162        677,244        403,866
                                                                          ==========     ==========     ==========     ==========


See accompanying notes to consolidated financial statements.

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    NINE MONTHS ENDED SEPTEMBER 30,
                                                                                    -------------------------------
                                                                                        2001             2000
                                                                                    ------------     ------------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings                                                                   $    621,389          423,433
     Adjustments to reconcile net earnings to net cash provided by operating activities:
           Depreciation, depletion and amortization of property and equipment            572,939          507,654
           Amortization of goodwill                                                       25,384           31,057
           Reduction of carrying value of oil and gas properties                          87,853               --
           Accretion of interest on long-term debt                                        11,598            3,531
           Amortization of discounts (premiums) on other long-term debt                    6,130           (2,891)
           Deferred effect of changes in foreign currency exchange
              rate on subsidiary's long-term debt                                             --            2,408
           Loss (gain) on sale of assets                                                     247           (5,854)
           Change in fair value of derivative instruments                                  3,844               --
           Cumulative effect of change in accounting principle                           (49,452)              --
           Deferred income taxes                                                         267,757          158,770
           Other                                                                             965              (28)
           Changes in assets and liabilities:
              Decrease (increase) in:
                 Accounts receivable                                                     113,769         (153,432)
                 Inventories                                                               5,723          (16,025)
                 Prepaid expenses                                                         14,298          (22,751)
                 Other assets                                                            (28,923)          (3,029)
              (Decrease) increase in:
                 Accounts payable                                                         17,463           95,842
                 Income taxes payable                                                    (48,176)          78,095
                 Accrued expenses and other current liabilities                          (51,711)          37,198
                 Deferred revenue                                                        (48,394)          23,545
                 Long-term other liabilities                                             (22,195)         (24,133)
                                                                                    ------------     ------------
                     Net cash provided by operating activities                         1,500,508        1,133,390
                                                                                    ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of property and equipment                                         41,395           56,640
     Capital expenditures                                                             (1,351,492)        (947,974)
                                                                                    ------------     ------------
                 Net cash used in investing activities                                (1,310,097)        (891,334)
                                                                                    ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from borrowings of other long-term debt                                  1,271,746        2,258,549
     Principal payments on revolving lines of credit                                  (1,263,995)      (2,473,568)
     Issuance of common stock, net of issuance costs                                      30,932           37,500
     Treasury stock purchased                                                           (190,387)         (10,699)
     Treasury stock issued                                                                    --           24,937
     Dividends paid on common stock                                                      (19,331)         (15,080)
     Dividends paid on preferred stock                                                    (7,301)          (7,301)
     Decrease in long-term other liabilities                                                  --          (49,802)
                                                                                    ------------     ------------
                 Net cash used in financing activities                                  (178,336)        (235,464)
                                                                                    ------------     ------------
Effect of exchange rate changes on cash                                                     (860)          (1,112)
                                                                                    ------------     ------------
Net increase in cash and cash equivalents                                                 11,215            5,480
Cash and cash equivalents at beginning of period                                         228,050          173,167
                                                                                    ------------     ------------
Cash and cash equivalents at end of period                                          $    239,265          178,647
                                                                                    ============     ============

See accompanying notes to consolidated financial statements.

                    DEVON ENERGY CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         On August 29, 2000, Devon Energy Corporation ("Devon") and Santa Fe Snyder Corporation ("Santa Fe Snyder") completed a merger of the two companies (the "Santa Fe Snyder merger"). At that date, Santa Fe Snyder became a wholly-owned subsidiary of Devon. The Santa Fe Snyder merger was accounted for under the pooling-of-interests method of accounting for business combinations. All operational and financial information contained herein includes the combined amounts of Devon and Santa Fe Snyder for all periods presented.

         The accompanying consolidated financial statements and notes thereto have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. The accompanying consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto included in Devon's 2000 Annual Report on Form 10-K.

         In the opinion of Devon's management, all adjustments (all of which are normal and recurring) have been made which are necessary to fairly state the consolidated financial position of Devon and its subsidiaries as of September 30, 2001, and the results of their operations and their cash flows for the three-month and nine-month periods ended September 30, 2001 and 2000. Certain of the 2000 amounts in the accompanying consolidated financial statements have been reclassified to conform to the 2001 presentation.

2.       PENDING ACQUISITIONS

Mitchell Energy & Development Corp.

         On August 14, 2001, Devon and Mitchell Energy & Development Corp. ("Mitchell Energy") announced that Devon will acquire Mitchell Energy for cash and stock. In the transaction, Mitchell Energy stockholders would receive, for each Mitchell common share, $31 cash and 0.585 of a share of Devon common stock. The purchase price will approximate $3.2 billion. The cash portion of the purchase price will be funded from a new $3.0 billion senior unsecured term loan credit facility (see Note 3). The transaction is subject to approval by the stockholders of both companies, as well as certain regulatory approvals. If approved, the transaction is expected to be consummated shortly after the stockholder meetings.

         Mitchell Energy's estimated September 30, 2001 proved oil and gas reserves totaled 408 million barrels of oil equivalent located in the United States. In the transaction, Devon would also acquire Mitchell Energy's natural gas processing plants, pipelines and other midstream assets valued at approximately $840 million.

Anderson Exploration Ltd.

         On October 12, 2001, Devon accepted all of the Anderson Exploration Ltd. ("Anderson") common shares tendered by Anderson stockholders in the tender offer, which represented approximately 97% of the outstanding Anderson common shares. On October 17, 2001, Devon completed its acquisition of Anderson by a compulsory acquisition under the Canada Business Corporations Act of the remaining 3% of Anderson common shares. The cost to Devon of acquiring Anderson's outstanding common shares and paying for the intrinsic value of Anderson's outstanding options and appreciation rights was approximately $3.5 billion, which was funded from the sale of $3.0 billion of debt securities and borrowings under the $3.0 billion senior unsecured term loan credit facility (see Note 3).

         Proved reserves acquired by Devon in the Anderson transaction totaled approximately 522 million barrels of oil equivalent, all of which are located in Canada.

3.       LONG-TERM DEBT

Debt Securities

         On October 3, 2001, Devon, through its wholly-owned financial subsidiary Devon Financing Corporation, U.L.C. ("Devon Financing"), sold $1.75 billion of 6.875% notes due September 30, 2011 and $1.25 billion of 7.875% debentures due September 30, 2031. The debt securities are unsecured and unsubordinated obligations of Devon Financing. Devon has fully and unconditionally guaranteed on an unsecured and unsubordinated basis the obligations of Devon Financing under the debt securities. The proceeds from the issuance of these debt securities were used to fund a portion of the Anderson acquisition.

         The $3.0 billion of debt securities were structured in a manner that results in an expected weighted average after-tax borrowing rate of approximately 1.76%.

         Interest on the debt securities will be payable by Devon Financing semiannually on March 30 and September 30 of each year, beginning on March 30, 2002. The indenture governing the debt securities limits both Devon Financing's and Devon's ability to incur liens or enter into mergers or consolidations, or transfer all or substantially all of their respective assets, unless the successor company assumes Devon Financing's or Devon's obligations under the indenture.

New Term Loan Credit Facility

         On October 12, 2001, Devon and Devon Financing entered into a new $3.0 billion senior unsecured term loan credit facility arranged by UBS Warburg LLC and Banc of America Securities LLC. The facility has a term of five years. Devon and Devon Financing may borrow funds under this facility subject to conditions usual in commercial transactions of this nature, including the absence of any default under this facility. Interest on borrowings under this facility may be based, at the borrower's option, on the London Interbank Offered Rate ("LIBOR") or on UBS Warburg's base rate (which is the higher of UBS Warburg's prime commercial lending rate and the weighted average of rates on overnight Federal funds transactions with members of the Federal Reserve System plus 0.50%).

         The interest rates will include a margin determined by Devon's long-term senior unsecured debt rating. Notwithstanding the current debt rating, the margin for borrowings based on LIBOR will be an additional 1.0% for the six-month period following completion of the syndication of this facility to a broader group of lenders, which is expected to occur in November 2001. Based on LIBOR rates as of October 30, 2001, Devon's rate would be 3.17%. In addition, the lenders under this facility will be charging Devon a per annum availability fee on their daily average unused lending commitments equal to a percentage determined by Devon's long-term senior unsecured debt rating.

         On October 15, 2001, Devon used proceeds of $0.8 billion from borrowings on this facility, along with the $3.0 billion of proceeds from the debt securities referred to previously, to complete the Anderson acquisition, and to pay down Anderson's outstanding bank debt and other related fees and expenses. Devon expects substantially all of the remaining $2.2 billion of availability to be utilized upon the closing of the Mitchell acquisition. No borrowings under this facility may be made after September 13, 2002.

         On a pro forma basis, assuming that $3.0 billion were drawn against this facility, the terms of this facility would require repayment of the debt during the following years:

                                       (millions)
                         2001           $   -
                         2002           $   -
                         2003           $   -
                         2004           $ 0.2
                         2005           $ 1.2
                         2006           $ 1.6

         The terms of this facility also provide that voluntary prepayments of the debt are allocated to the earliest scheduled maturities first. For example, if Devon were to prepay a portion of the $3.0 billion of debt with proceeds from property sales, the amount of the prepayment would reduce the amounts otherwise due first in 2004, then 2005 and finally 2006.

         This credit facility contains certain covenants and restrictions, including a maximum allowed debt-to-capitalization ratio as defined in the credit facility.

Amendment of Existing Credit Facilities

         On August 13, 2001, Devon renewed its unsecured long-term credit facilities (the "Credit Facilities"). The Credit Facilities include a U.S. facility of $725 million (the "U.S. Facility") and a Canadian facility of $275 million (the "Canadian Facility").

         Amounts borrowed under the Credit Facilities bear interest at various fixed rate options that Devon may elect for periods up to six months. Such rates are generally less than the prime rate. Devon may also elect to borrow at the prime rate. The Credit Facilities provide for an annual facility fee of $0.9 million that is payable quarterly.

         The $725 million U.S. Facility consists of a Tranche A facility of $200 million and a Tranche B facility of $525 million. The Tranche A facility matures on October 15, 2004. Devon may borrow funds under the Tranche B facility until August 12, 2002 (the "Tranche B Revolving Period"). Devon may request that the Tranche B Revolving Period be extended an additional 364 days by notifying the agent bank of such request between 30 and 60 days prior to the end of the Tranche B Revolving Period. Debt borrowed under the Tranche B facility matures two years and one day following the end of the Tranche B Revolving Period. On September 30, 2001, there were no borrowings outstanding under the $725 million U.S. Facility.

         Devon may borrow funds under the $275 million Canadian Facility until August 12, 2002 (the "Canadian Facility Revolving Period"). Devon may request that the Canadian Facility Revolving Period be extended an additional 364 days by notifying the agent bank of such request between 45 and 90 days prior to the end of the Canadian Facility Revolving Period. Debt outstanding as of the end of the Canadian Facility Revolving Period is payable in semi annual installments of 2.5% each for the following five years, with the final installment due five years and one day following the end of the Canadian Facility Revolving Period. On September 30, 2001, there was $60.2 million borrowed under the $275 million Canadian facility at an average interest rate of 3.9%.

         Under the terms of the Credit Facilities, Devon has the right to reallocate up to $100 million of the unused Tranche B facility maximum credit amount to the Canadian Facility. Conversely, Devon also has the right to reallocate up to $100 million of unused Canadian Facility maximum credit amount to the Tranche B Facility.

         The agreements governing the Credit Facilities contain certain covenants and restrictions, including a maximum allowed debt-to-capitalization ratio as defined in the agreements.

Commercial Paper

         As of September 30, 2001, Devon had $129.8 million of borrowings under its commercial paper program at an average rate of 3.2%. Because Devon had the intent and ability to refinance the balance due with borrowings under its Credit Facilities, the $129.8 million outstanding under the commercial paper program was classified as long-term debt on the September 30, 2001 consolidated balance sheet.

4.       DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         As of January 1, 2001, Devon adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Certain Hedging Activities" and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment of SFAS No. 133." SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values. In accordance with the transition provisions of SFAS No. 133, Devon recorded a net-of-tax cumulative-effect-type adjustment of $36.6 million loss in accumulated other comprehensive loss to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. Additionally, Devon recorded a net-of-tax cumulative-effect-type adjustment to net earnings of $49.5 million gain ($0.38 per basic share and $0.37 per diluted share) related to the fair value of derivative instruments that do not qualify as hedges. This gain related principally to the option embedded in Devon's debentures that are exchangeable into shares of ChevronTexaco Corporation common stock.

         All derivatives are recognized on the balance sheet at their fair value. All of Devon's derivatives that qualify for hedge accounting treatment are either "cash flow" hedges or "foreign currency cash flow" hedges (collectively, "cash flow hedges"). Devon designates its cash flow hedge derivatives as such on the date the derivative contract is entered into. Devon formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. Devon also assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

         During the first nine months of 2001, there were no gains or losses reclassified into earnings as a result of the discontinuance of hedge accounting treatment for any of Devon's derivatives.

         By using derivative instruments to hedge exposures to changes in commodity prices and exchange rates, Devon exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. To mitigate this risk, the hedging instruments are usually placed with counterparties that Devon believes are minimal credit risks.

4.       DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (CONTINUED)

         Market risk is the adverse effect on the value of a derivative instrument that results from a change in interest rates, commodity prices, or currency exchange rates. The market risk associated with commodity price and foreign exchange contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

         Devon periodically enters into financial hedging activities with respect to a portion of its projected oil and natural gas production through various financial transactions to manage its exposure to oil and gas price volatility. These transactions include financial price swaps whereby Devon will receive a fixed price for its production and pay a variable market price to the contract counterparty. These transactions also include costless price collars that set a floor and ceiling price for the hedged production. If the applicable monthly price indices are outside of the ranges set by the floor and ceiling prices in the various collars, Devon and the counterparty to the collars will settle the difference. These financial hedging activities are intended to support oil and natural gas prices at targeted levels and to manage Devon's exposure to oil and gas price fluctuations. The oil and gas reference prices upon which these price hedging instruments are based reflect various market indices that have a high degree of historical correlation with actual prices received by Devon.

         Devon also periodically enters into foreign exchange rate swaps to manage its exposure to oil and gas price volatility. The foreign exchange rate swaps mitigate the effect of volatility in the Canadian-to-U.S. dollar exchange rate on Canadian oil revenues that are predominantly based on U.S. dollar prices.

         Devon does not hold or issue derivative instruments for trading purposes. All of Devon's commodity price swaps and costless price collars and foreign exchange rate swaps in place at January 1, 2001 and September 30, 2001 have been designated as cash flow hedges. Changes in the fair value of these derivatives are reported on the balance sheet in "Accumulated other comprehensive loss" ("AOCL"). These amounts are reclassified to oil and gas sales when the forecasted transaction takes place.

         During the third quarter of 2001, Devon entered into foreign exchange forward contracts to mitigate the effect of volatility in the Canadian-to-U.S. dollar exchange rate on the Anderson acquisition. Under SFAS 133, these derivative instruments were not considered hedges and, as such, the change in fair value of these contracts is included in the statements of operations as part of the change in fair value of derivative instruments.

         During the third quarter of 2001, Devon also entered into interest rate locks to reduce exposure to the variability in market interest rates, specifically U.S. Treasury rates, in anticipation of the sale of the debt securities discussed in Note 3. These derivative instruments were designated as cash flow hedges and, as such, the change in fair value of these contracts is included on the balance sheet in AOCL.

4.       DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES (CONTINUED)

         Devon assesses the effectiveness of its hedges based on changes in the derivative's intrinsic value. The change in the time value of the derivative is excluded from the assessment of hedge effectiveness and, along with any ineffectiveness, is recorded on the statement of operations in "Change in fair value of derivative instruments." For the three- and nine-month periods ended September 30, 2001, Devon recorded a net charge of approximately $1.4 million which represented the ineffectiveness of the various cash flow hedges.

         As of September 30, 2001, $79.7 million of net deferred gains on derivative instruments accumulated in AOCL are expected to be reclassified to earnings during the next 12 months. Transactions and events expected to occur over the next 12 months that will necessitate reclassifying these derivatives' gains to earnings are the production and sale of oil and gas which includes the production hedged under the various derivative instruments. The maximum term over which Devon is hedging exposures to the variability of cash flows for commodity price risk is 15 months.

         Devon recorded in its statements of operations a gain of $4.1 million and a loss of $2.4 million in the three-month and nine-month periods ended September 30, 2001, respectively, for the change in fair value of derivative instruments that do not qualify for hedge accounting treatment.

5.       EARNINGS PER SHARE

         The following tables reconcile the net earnings and common shares outstanding used in the calculations of basic and diluted earnings per share for the three-month and nine-month periods ended September 30, 2001 and 2000.

                                                                         NET EARNINGS                           NET
                                                                          APPLICABLE         COMMON           EARNINGS
                                                                           TO COMMON         SHARES             PER
                                                                         STOCKHOLDERS      OUTSTANDING         SHARE
                                                                         -------------     ------------     ------------
                                                                                 (IN THOUSANDS)
         THREE MONTHS ENDED SEPTEMBER 30, 2001:
            Basic earnings per share                                      $     82,299          126,335     $       0.65
                                                                                                            ============

            Dilutive effect of:
            Potential common shares issuable upon conversion
            of senior convertible debentures (the increase in net
            earnings is net of income tax expense of $1,408,000)                 2,201            4,377

            Potential common shares issuable upon the exercise
            of outstanding stock options                                            --              861
                                                                          ------------     ------------

            Diluted earnings per share                                    $     84,500          131,573     $       0.64
                                                                          ============     ============     ============

                                                                         NET EARNINGS                           NET
                                                                          APPLICABLE         COMMON           EARNINGS
                                                                           TO COMMON         SHARES             PER
                                                                         STOCKHOLDERS      OUTSTANDING         SHARE
                                                                         -------------     ------------     ------------
         THREE MONTHS ENDED SEPTEMBER 30, 2000:
            Basic earnings per share                                      $    162,479          127,857     $       1.27
                                                                                                            ============

            Dilutive effect of:
            Potential common shares issuable upon conversion
            of senior convertible debentures (the increase in net
            earnings is net of income tax expense of $1,355,000)                 2,119            4,377

            Potential common shares issuable upon the exercise
            of outstanding stock options                                            --            2,160
                                                                          ------------     ------------

            Diluted earnings per share                                    $    164,598          134,394     $       1.22
                                                                          ============     ============     ============

         NINE MONTHS ENDED SEPTEMBER 30, 2001:
            Basic earnings per share                                      $    614,088          128,274     $       4.79
                                                                                                            ============

            Dilutive effect of:
            Potential common shares issuable upon the conversion
            of senior convertible debentures (the increase in net
            earnings is net of income tax expense of $4,170,000)                 6,522            4,377

            Potential common shares issuable upon the
            exercise of outstanding stock options                                   --            1,331
                                                                          ------------     ------------

            Diluted earnings per share                                    $    620,610          133,982     $       4.63
                                                                          ============     ============     ============


         NINE MONTHS ENDED SEPTEMBER 30, 2000:
            Basic earnings per share                                      $    416,132          127,065     $       3.27
                                                                                                            ============

            Dilutive effect of:
            Potential common shares issuable upon the conversion
            of senior convertible debentures (the increase in net
            earnings is net of income tax expense of $1,399,000)                 2,189            1,534

            Potential common shares issuable upon the
            exercise of outstanding stock options                                   --            2,029
                                                                          ------------     ------------

            Diluted earnings per share                                    $    418,321          130,628     $       3.20
                                                                          ============     ============     ============

         Options to purchase approximately 3.0 million shares of Devon's common stock with exercise prices ranging from $45.49 per share to $89.66 per share (with a weighted average price of $55.58 per share) were excluded from the diluted earnings per share calculation for the third quarter of 2001 because the options' exercise price exceeded the average market price of Devon's common stock during the third quarter. Similarly, options to purchase approximately 1.1 million shares of Devon's common stock with exercise prices ranging from $56.19 per share to $89.66 per share (with a weighted average price of $66.14 per share) were excluded from the diluted earnings per share calculation for the third quarter of 2000.

         Options to purchase approximately 1.1 million shares of Devon's common stock, with exercise prices from $52.39 to $89.66 per share (with a weighted average price of $63.44 per share), were excluded from the diluted earnings per share calculation for the first nine months of 2001 because the options' exercise price exceeded the average market price of Devon's common stock during the period. Similarly, options to purchase approximately 1.2 million shares of Devon's common stock with exercise prices ranging from $52.89 per share to $89.66 per share (with a weighted average price of $66.09 per share) were excluded from the diluted earnings per share calculation for the first nine months of 2000. The excluded options for each of the 2001 periods expire between November 8, 2001 and June 30, 2011.

6.       STOCK BUYBACK

         Effective June 27, 2001, the board of directors authorized the repurchase of up to $1 billion of Devon's common stock. The repurchase program also applies to securities that are convertible into, or otherwise equity-linked to, Devon's common stock. Under the repurchase program, share purchases may be made from time to time depending upon market conditions and may be made in the open market and in privately negotiated transactions. The repurchase program may be discontinued at any time. Devon currently has suspended the share repurchase program.

         During the third quarter of 2001, Devon repurchased 3,601,000 shares of common stock at an aggregate cost of $182.6 million or $50.70 per share. As of September 30, 2001, Devon had repurchased 3,754,000 shares of common stock at an aggregate cost of $190.4 million or $50.71 per share.

         In addition to the aforementioned share repurchase program begun in the second quarter of 2001, Devon also repurchased shares of its common stock in the first quarter of 2001 under an odd-lot repurchase program. Pursuant to this program, Devon purchased and retired 232,000 shares of its common stock for a total cost of $13.3 million, or $57.40 per share.

7.       REDUCTION OF CARRYING VALUE OF OIL AND GAS PROPERTIES

         Under the full cost method of accounting, the net book value of oil and gas properties less related deferred income taxes (the "costs to be recovered"), may not exceed a calculated "full cost ceiling." The ceiling limitation is the discounted estimated after-tax future net revenues from oil and gas properties. The ceiling is imposed separately by country. In calculating future net revenues, current prices and costs are generally held constant indefinitely. The costs to be recovered are compared to the ceiling on a quarterly basis. If the costs to be recovered exceed the ceiling, the excess is written off as an expense, except as discussed in the following paragraph.

         If, subsequent to the end of the quarter but prior to the applicable financial statements being published, prices increase to levels such that the ceiling would exceed the costs to be recovered, a write down otherwise indicated at the end of the quarter is not required to be recorded. A write down indicated at the end of a quarter is also not required if the value of additional reserves proved up on properties after the end of the quarter but prior to the publishing of the financial statements would result in the ceiling exceeding the costs to be recovered, as long as the properties were owned at the end of the quarter.

         An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

         Based on oil and natural gas cash market prices as of September 30, 2001, Devon's domestic and Canadian costs to be recovered exceeded the related ceiling values by $497.5 million, and $45.1 million, respectively. These after-tax amounts would have resulted in pre-tax reductions of the carrying values of Devon's domestic and Canadian oil and gas properties of $815.5 million and $78.6 million, respectively, in the third quarter of 2001. However, the cash market prices of natural gas increased significantly during the month of October 2001. Based on cash market prices of oil and natural gas as of October 31, 2001, when the accompanying consolidated financial statements were published, Devon's domestic and Canadian ceilings as of September 30, 2001 exceeded the related costs to be recovered by $414.2 million and $173.9 million, respectively. Accordingly, Devon did not record a reduction of the carrying value of its domestic and Canadian oil and gas properties in the quarter ended September 30, 2001.

         During the third quarter of 2001, Devon elected to discontinue operations in Thailand. During the second quarter of 2001, Devon elected to discontinue operations in Malaysia, Qatar and on certain properties in Brazil. After meeting the drilling and capital commitments on these properties, Devon determined that the properties did not meet Devon's internal criteria to justify further investment. Accordingly, during the third quarter and first nine months of 2001, Devon recorded a $10.9 million and $87.9 million charge associated with the impairment of these properties, respectively. The after-tax effect of these reductions was $6.7 million and $68.8 million, respectively.

8.       SUPPLEMENTAL CASH FLOW INFORMATION

         Cash payments for interest in the first nine months of 2001 and 2000 were approximately $78.1 million and $150.5 million, respectively. Cash payments for federal, state and foreign income taxes in the first nine months of 2001 and 2000 were approximately $165.5 million and $52.3 million, respectively.

9.       SEGMENT INFORMATION

         Devon manages its business by country. As such, Devon identifies its segments based on geographic areas. Devon has three segments: its operations in the U.S., its operations in Canada and its international operations outside of North America. Substantially all of these segments' operations involve oil and gas producing activities. Following is certain financial information regarding Devon's segments. The revenues reported are all from external customers.

                                                                                                 INTER-
                                                                    U.S.         CANADA         NATIONAL         TOTAL
                                                                 ----------     ----------     ----------     ----------
                                                                                    (IN THOUSANDS)
AS OF SEPTEMBER 30, 2001:
Current assets                                                   $  468,566         50,000        301,336        819,902
Property and equipment, net of accumulated depreciation,
  depletion and amortization                                      4,395,745        632,877        714,901      5,743,523
Investment in ChevronTexaco Corporation common stock                601,083             --             --        601,083
Goodwill, net of amortization                                       217,730             --         51,575        269,305
Fair value of derivative instruments                                149,437          1,978             --        151,415
Other assets                                                        135,172             75         12,015        147,262
                                                                 ----------     ----------     ----------     ----------

          Total assets                                           $5,967,733        684,930      1,079,827      7,732,490
                                                                 ==========     ==========     ==========     ==========

Current liabilities                                                 362,143         68,428        131,227        561,798
Debentures exchangeable into shares of ChevronTexaco
  Corporation common stock                                          645,461             --             --        645,461
Other long-term debt                                              1,279,143         60,173             --      1,339,316
Deferred revenue                                                     64,533            306            491         65,330
Deferred tax liabilities                                            950,695        126,691         35,436      1,112,822
Other liabilities                                                   130,300            912         31,106        162,318
Fair value of derivative instruments                                 76,172            268             --         76,440
Stockholders' equity                                              2,459,286        428,152        881,567      3,769,005
                                                                 ----------     ----------     ----------     ----------

          Total liabilities and stockholders' equity             $5,967,733        684,930      1,079,827      7,732,490
                                                                 ==========     ==========     ==========     ==========

                                                                                                        INTER-
                                                                          U.S.           CANADA        NATIONAL        TOTAL
                                                                       ----------      ----------     ----------     ----------
                                                                                            (IN THOUSANDS)

THREE MONTHS ENDED SEPTEMBER 30, 2001:

REVENUES
   Oil sales                                                           $  147,753          28,333         58,030        234,116
   Gas sales                                                              269,367          33,558          3,883        306,808
   Natural gas liquids sales                                               26,747           3,150            548         30,445
   Other                                                                   10,197             476          4,673         15,346
                                                                       ----------      ----------     ----------     ----------
          Total revenues                                                  454,064          65,517         67,134        586,715
                                                                       ----------      ----------     ----------     ----------

COSTS AND EXPENSES
   Lease operating expenses                                                89,509          17,056         18,216        124,781
   Transportation costs                                                    13,262           2,851             --         16,113
   Production taxes                                                        20,381             450            136         20,967
   Depreciation, depletion and amortization of property
     and equipment                                                        168,452          21,439         15,454        205,345
   Amortization of goodwill                                                 8,451              --             10          8,461
   General and administrative expenses                                     24,780           1,630            567         26,977
   Interest expense                                                        34,602           1,028            255         35,885
   Change in fair value of derivative instruments                          (2,738)             --             --         (2,738)
   Reduction of carrying value of oil and gas properties                       --              --         10,911         10,911
                                                                       ----------      ----------     ----------     ----------
          Total costs and expenses                                        356,699          44,454         45,549        446,702
                                                                       ----------      ----------     ----------     ----------

Earnings before income tax expense                                         97,365          21,063         21,585        140,013

INCOME TAX EXPENSE (BENEFIT)
   Current                                                                (26,931)            507            745        (25,679)
   Deferred                                                                59,505          12,345          9,110         80,960
                                                                       ----------      ----------     ----------     ----------
          Total income tax expense                                         32,574          12,852          9,855         55,281
                                                                       ----------      ----------     ----------     ----------

Net earnings                                                               64,791           8,211         11,730         84,732
Preferred stock dividends                                                   2,433              --             --          2,433
                                                                       ----------      ----------     ----------     ----------

Net earnings applicable to common shareholders                         $   62,358           8,211         11,730         82,299
                                                                       ==========      ==========     ==========     ==========

Capital expenditures                                                   $  277,148          44,279         11,306        332,733
                                                                       ==========      ==========     ==========     ==========

                                                                                                        INTER-
                                                                          U.S.           CANADA        NATIONAL        TOTAL
                                                                       ----------      ----------     ----------     ----------
                                                                                            (IN THOUSANDS)

THREE MONTHS ENDED SEPTEMBER 30, 2000:

REVENUES
   Oil sales                                                           $  173,130          31,860         62,440        267,430
   Gas sales                                                              351,237          38,202          3,149        392,588
   Natural gas liquids sales                                               30,985           4,356            116         35,457
   Other                                                                   28,304           1,181            181         29,666
                                                                       ----------      ----------     ----------     ----------
          Total revenues                                                  583,656          75,599         65,886        725,141
                                                                       ----------      ----------     ----------     ----------

COSTS AND EXPENSES
   Lease operating expenses                                                80,889          13,315         14,698        108,902
   Transportation costs                                                    11,115           2,792             --         13,907
   Production taxes                                                        27,356             295            122         27,773
   Depreciation, depletion and amortization of property
     and equipment                                                        143,587          15,633         10,931        170,151
   Amortization of goodwill                                                10,358              --              6         10,364
   General and administrative expenses                                     23,063           2,263            (22)        25,304
   Expenses related to merger                                              57,233              --             --         57,233
   Interest expense                                                        37,463           2,902             80         40,445
                                                                       ----------      ----------     ----------     ----------
          Total costs and expenses                                        391,064          37,200         25,815        454,079
                                                                       ----------      ----------     ----------     ----------

Earnings before income tax expense                                        192,592          38,399         40,071        271,062

INCOME TAX EXPENSE
   Current                                                                 46,168             595          3,640         50,403
   Deferred                                                                24,124          17,579         14,044         55,747
                                                                       ----------      ----------     ----------     ----------
          Total income tax expense                                         70,292          18,174         17,684        106,150
                                                                       ----------      ----------     ----------     ----------

Net earnings                                                              122,300          20,225         22,387        164,912
Preferred stock dividends                                                   2,433              --             --          2,433
                                                                       ----------      ----------     ----------     ----------

Net earnings applicable to common stockholders                         $  119,867          20,225         22,387        162,479
                                                                       ==========      ==========     ==========     ==========

Capital expenditures                                                   $  173,542          29,449         25,956        228,947
                                                                       ==========      ==========     ==========     ==========

                                                                                                        INTER-
                                                                          U.S.           CANADA        NATIONAL        TOTAL
                                                                       ----------      ----------     ----------     ----------
                                                                                            (IN THOUSANDS)

NINE MONTHS ENDED SEPTEMBER 30, 2001:

REVENUES
   Oil sales                                                           $  458,653          85,097        178,922        722,672
   Gas sales                                                            1,300,175         165,127          9,684      1,474,986
   Natural gas liquids sales                                               81,382          12,471            893         94,746
   Other                                                                   34,140           2,166          6,754         43,060
                                                                       ----------      ----------     ----------     ----------
          Total revenues                                                1,874,350         264,861        196,253      2,335,464
                                                                       ----------      ----------     ----------     ----------

COSTS AND EXPENSES
   Lease operating expenses                                               257,315          49,175         56,394        362,884
   Transportation costs                                                    43,312           8,624             --         51,936
   Production taxes                                                        93,207           1,343            475         95,025
   Depreciation, depletion and amortization of property
     and equipment                                                        465,030          60,724         47,185        572,939
   Amortization of goodwill                                                25,352              --             32         25,384
   General and administrative expenses                                     70,489           5,454         (2,076)        73,867
   Interest expense                                                        99,519           4,541            765        104,825
   Change in fair value of derivative instruments                           3,844              --             --          3,844
   Reduction of carrying value of oil and gas properties                       --              --         87,853         87,853
                                                                       ----------      ----------     ----------     ----------
          Total costs and expenses                                      1,058,068         129,861        190,628      1,378,557
                                                                       ----------      ----------     ----------     ----------

Earnings before income tax expense and cumulative
    effect of change in accounting principle                              816,282         135,000          5,625        956,907

INCOME TAX EXPENSE
   Current                                                                104,156           2,417         10,640        117,213
   Deferred                                                               200,252          57,950          9,555        267,757
                                                                       ----------      ----------     ----------     ----------
          Total income tax expense                                        304,408          60,367         20,195        384,970
                                                                       ----------      ----------     ----------     ----------

Earnings (loss) before cumulative effect of change in
    accounting principle                                                  511,874          74,633        (14,570)       571,937
Cumulative effect of change in accounting principle                        49,452              --             --         49,452
                                                                       ----------      ----------     ----------     ----------

Net earnings (loss)                                                       561,326          74,633        (14,570)       621,389
Preferred stock dividends                                                   7,301              --             --          7,301
                                                                       ----------      ----------     ----------     ----------

Net earnings (loss) applicable to common shareholders                  $  554,025          74,633        (14,570)       614,088
                                                                       ==========      ==========     ==========     ==========

Capital expenditures                                                   $1,073,839         154,120        123,533      1,351,492
                                                                       ==========      ==========     ==========     ==========

                                                                                                        INTER-
                                                                          U.S.           CANADA        NATIONAL        TOTAL
                                                                       ----------      ----------     ----------     ----------
                                                                                            (IN THOUSANDS)

NINE MONTHS ENDED SEPTEMBER 30, 2000:

REVENUES
   Oil sales                                                           $  550,806          89,028        172,531        812,365
   Gas sales                                                              846,070         106,046          8,749        960,865
   Natural gas liquids sales                                               93,256          12,901            216        106,373
   Other                                                                   50,220           3,503            715         54,438
                                                                       ----------      ----------     ----------     ----------
          Total revenues                                                1,540,352         211,478        182,211      1,934,041
                                                                       ----------      ----------     ----------     ----------

COSTS AND EXPENSES
   Lease operating expenses                                               238,109          38,540         50,060        326,709
   Transportation costs                                                    30,132           8,520             --         38,652
   Production taxes                                                        68,503             819            322         69,644
   Depreciation, depletion and amortization of property
     and equipment                                                        428,399          47,986         31,269        507,654
   Amortization of goodwill                                                31,039              --             18         31,057
   General and administrative expenses                                     65,815           7,058          1,304         74,177
   Expenses related to merger                                              57,233              --             --         57,233
   Interest expense                                                       112,818           7,898            680        121,396
   Deferred effect of changes in foreign currency exchange
     rate on subsidiary's long-term debt                                       --           2,408             --          2,408
                                                                       ----------      ----------     ----------     ----------
          Total costs and expenses                                      1,032,048         113,229         83,653      1,228,930
                                                                       ----------      ----------     ----------     ----------

Earnings before income tax expense                                        508,304          98,249         98,558        705,111

INCOME TAX EXPENSE
   Current                                                                110,494           1,574         10,840        122,908
   Deferred                                                                80,371          44,842         33,557        158,770
                                                                       ----------      ----------     ----------     ----------
          Total income tax expense                                        190,865          46,416         44,397        281,678
                                                                       ----------      ----------     ----------     ----------

Net earnings                                                              317,439          51,833         54,161        423,433
Preferred stock dividends                                                   7,301              --             --          7,301
                                                                       ----------      ----------     ----------     ----------

Net earnings applicable to common stockholders                         $  310,138          51,833         54,161        416,132
                                                                       ==========      ==========     ==========     ==========

Capital expenditures                                                   $  720,013         107,606        120,355        947,974
                                                                       ==========      ==========     ==========     ==========

10.      COMMITMENTS AND CONTINGENCIES

         Devon is party to various legal actions arising in the normal course of business. Matters that are probable of unfavorable outcome to Devon and which can be reasonably estimated are accrued. Such accruals are based on information known about the matters, Devon's estimates of the outcomes of such matters and its experience in contesting, litigating and settling similar matters. None of the actions are believed by management to involve future amounts that would be material to Devon's financial position or results of operations after consideration of recorded accruals.

Environmental Matters

         Devon is subject to certain laws and regulations relating to environmental remediation activities associated with past operations, such as the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. Devon has not used discounting in determining its accrued liabilities for environmental remediation, and no claims for possible recovery from third party insurers or other parties related to environmental costs have been recognized in Devon's consolidated financial statements. Devon adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates must be adjusted to reflect new information.

         Certain of Devon's subsidiaries acquired in the PennzEnergy merger are involved in matters in which it has been alleged that such subsidiaries are potentially responsible parties ("PRPs") under CERCLA or similar state legislation with respect to various waste disposal areas owned or operated by third parties. As of September 30, 2001, Devon's consolidated balance sheet included $7.7 million of accrued liabilities, reflected in "Other liabilities," for environmental remediation. Devon does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the current accruals recognized for such environmental remediation activities. With respect to the sites in which Devon subsidiaries are PRPs, Devon's conclusion is based in large part on (i) the availability of defenses to liability, including the availability of the "petroleum exclusion" under CERCLA and similar state laws, and/or (ii) Devon's current belief that its share of wastes at a particular site is or will be viewed by the Environmental Protection Agency or other PRPs as being de minimis. As a result, Devon's monetary exposure is not expected to be material.

Royalty Matters

         More than 30 oil companies, including Devon, are involved in disputes in which it is alleged that such companies and related parties underpaid royalty, overriding royalty and working interests owners in connection with the production of crude oil. The proceedings include suits in federal court in Texas, Louisiana, Mississippi and Wyoming that have been consolidated into one proceeding in Texas. To avoid expensive and protracted litigation, certain parties, including Devon, have entered into a global settlement agreement which provides for a settlement of all claims of all members of the settlement class. The court held a fairness hearing and issued an Amended Final Judgment approving the settlement on September 10, 1999. However, certain entities appealed their objections to the settlement terms. The appeals were recently withdrawn and we expect to close the matter with payment expected to occur November 15, 2001. Devon's share of the settlement, which is accrued in the September 30, 2001 consolidated balance sheet, is not material to its financial position, results of operations or liquidity.

         Also, pending in federal court in Texas is a similar suit alleging underpaid royalties to the United States in connection with natural gas and natural gas liquids produced and sold from United States owned and/or controlled lands. The claims were filed by private litigants against Devon and numerous other producers, under the federal False Claims Act. The United States served notice of its intent to intervene as to certain defendants, but not Devon. Devon and certain other defendants are challenging the constitutionality of whether a claim under the federal False Claims Act can be maintained absent government intervention. Devon believes that it has acted reasonably and paid royalties in good faith. Devon does not currently believe that it is subject to material exposure in association with this litigation. No liability has been recorded in connection with this dispute.

Maersk Rig Contract

         In December 1997, the working interest owner partner of Pennzoil Venezuela Corporation, S.A. ("PVC"), a subsidiary of Devon as a result of the PennzEnergy merger, entered into a contract with Maersk Jupiter Drilling, S.A. ("Maersk") for the provision of a rig for drilling services relative to the anticipated drilling program associated with Devon's Block 70/80 in Lake Maracaibo, Venezuela. The rig was assembled and delivered by Maersk to Lake Maracaibo where it performed an abbreviated drilling program for both Blocks 68/79 and 70/80. It is currently stacked in Lake Maracaibo. The contract expires in the fourth quarter of 2001. As of September 30, 2001, Devon's consolidated balance sheet included accrued liabilities, reflected in "Other liabilities," for the expected cost to terminate/settle the contract. Devon does not currently believe there is a reasonable possibility of incurring additional material costs in excess of the liability recognized for such termination/settlement of the contract.



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

                                   SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

                                             DEVON ENERGY CORPORATION


                                             By: /s/ Danny J. Heatly
                                                 -------------------------------
                                                 Danny J. Heatly
                                                 Vice President

Date: October 31, 2001


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